Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, each of the undersigned hereby agrees to the joint filing with the other reporting person of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, $0.001 par value, of CPI Aerostructures, Inc. and that this Agreement be included as an Exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement this 11th day of March, 2024.

CALM WATERS PARTNERSHIP

By: /s/ Richard S. Strong	By: /s/ Richard S. Strong
Richard S. Strong	Richard S. Strong
Managing Partner